Exhibit 10.25

RANI MANAGEMENT SERVICES, INC.

June 17, 2021

Svai Sanford

VIA EMAIL

Re:    Amended and Restated Employment Agreement

Dear Svai:

You are currently employed by RANI MANAGEMENT SERVICES, INC. (the “Company”) under the terms of an offer letter between you and InCube Labs LLC dated October 18, 2018 (the “2018 Offer Letter”) and an offer letter between you and the Company dated December 2, 2019 (the “2019 Offer Letter”) (collectively, the “Offer Letters”). The Company is amending and restating the terms of the Offer Letters to reflect your new employment terms as set forth in this employment agreement (the “Agreement”). Once you accept this Agreement by signing and returning it to the Company, this Agreement shall supersede and replace the Offer Letters in their entirety. This Agreement, together with the other documents and agreements referenced herein, shall then govern the terms of your employment with the Company.

1.	EMPLOYMENT BY THE COMPANY.

(a)    Position. You will continue to serve as the Company’s Chief Financial Officer.

(b)    Duties and Location. You will perform those duties and responsibilities as are customary for the position of Chief Financial Officer and as may be directed by the Chief Executive Officer of the Company, to whom you will report. Your primary office location will be the Company’s offices in San Jose, California. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. Subject to the terms of this Agreement, the Company may modify your job title, duties, and reporting relationship as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

(c)    Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

2.	COMPENSATION AND BENEFITS.

(a)    Base Salary. You are currently receiving a base salary of $350,000 per year. Effective June 17, 2021, your base salary will be automatically increased to $400,000 per year. In all cases, your base salary will be paid on the Company’s ordinary payroll cycle, less applicable payroll deductions and withholdings. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b)    Employee Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request. Subject to the terms of this Agreement, the Company may change your compensation and benefits from time to time in its discretion.

(c)    Annual Bonus. You are also eligible to earn an annual bonus with a target amount equal to 75% of your annual base salary. The terms of this bonus will be determined in the sole discretion of the Board of Directors of Rani Therapeutics Holdings, Inc. or the Compensation Committee thereof.

(d)    Equity Compensation. During the term of your employment, you will be eligible to participate in the Rani Therapeutics Holdings, Inc. 2021 Equity Incentive Plan or any successor plan, subject to the terms of the Plan or successor plan, as determined by the Board of Directors of Rani Therapeutics Holdings, Inc. or its Compensation Committee, in its discretion.

(e)    Severance Benefits. Subject to Section 2(f) below, if your employment with the Company terminates without Cause (as defined below), and if you execute a severance agreement and release satisfactory to the Company releasing the Company and its affiliates, employees and agents from all claims related to your employment with the Company and its affiliates and the termination of such employment, the Company will (i) pay you your normal base salary then in effect for six (6) months after such termination; (ii) reimburse you for the cost of acquiring health benefits for you and your family through COBRA for six (6) months after such termination; and (iii) continue vesting all Profits Interest Grants made pursuant to the Rani Therapeutics, LLC 2016 Equity Incentive Plan (other than any Profits Interest Grants made to you after February 2021) for six (6) months after such termination. For purposes of this Agreement, “Cause” means (A) your commission of any act of fraud, embezzlement or dishonesty or conviction of a felony; (B) material failure by you to comply with a directive of the Company’s Chief Executive Officer, if such failure continues for thirty (30) days after the written notice of the failure is delivered to you; (C) breach by you of any material term of this Agreement, which remains uncorrected for thirty (30) days following delivery of written notice of the breach to you; (D) gross negligence or willful misconduct by you in the performance of the duties and services required of you pursuant to this Agreement; (E) any unauthorized use or disclosure of confidential information or trade secrets of the Company, or any other gross misconduct that adversely affects the business or affairs of the Company; (F) material violation of Company policy, as set forth in the Company’s employee handbook; or (G) solicitation, directly or indirectly, of any employee, customer, or supplier of the Company to work against the Company’s interests, or knowingly taking any other action that may cause any such employee, customer, or supplier to terminate or adversely alter his, her or its relationship with the Company, against the Company’s interests.

(f)    Severance and Change in Control Benefit Plan. Effective as of the date of the underwriting agreement between Rani Therapeutics Holdings, Inc. (“Holdings”) and the underwriter(s) managing the initial public offering of Holding’s Class A common stock pursuant to which the Class A common stock is priced for the initial public offering (such date, the “IPO Date”), you will be eligible to participate in the Rani Therapeutics Holdings, Inc. Severance and Change in Control Plan (the “Severance Plan”) subject to the terms and conditions of the Severance Plan and your Participation Agreement (as defined in the Severance Plan). You acknowledge that, as of the effectiveness of the Severance Plan on the IPO Date, any other right to severance provided by this Agreement (including Section 2(e) above) or any other agreements or promises made to you by anyone, whether oral or written, will be extinguished.

(g)    Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

3.    CONFIDENTIAL INFORMATION. As a Company employee, you will be expected to continue to abide by Company rules and policies including those rules and policies regarding the protection of the Company’s confidential information. You are also required to execute the Company’s standard form of Confidentiality Agreement, to be provided to you.

4.    AT-WILL EMPLOYMENT RELATIONSHIP. Your employment relationship with the Company is at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without cause or advance notice.

5.    COMPLIANCE WITH OR EXEMPTION FROM SECTION 409A. It is intended that the benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

6.	DISPUTE RESOLUTION.

(a)    Arbitration Agreement. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. or its successor (“JAMS”), under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

(b)    Individual Claims. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

(c)    Process. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law.

(d)    Injunctive Relief. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

7.    MISCELLANEOUS. This Agreement, together with the other agreements referenced herein, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, including but not limited to the Offer Letters. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

SIGNATURE PAGE FOLLOWS

Please sign and date this Agreement and return a signed copy to me on or before June 20, 2021 to confirm your acceptance of this Agreement.

RANI MANAGEMENT SERVICES, INC.

/s/ Talat Imran
Talat Imran
Chief Executive Officer

Accepted and Agreed:

/s/ Svai Sanford	June 20, 2021
Svai Sanford	Date

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